SECURITIES AND EXCHANGE COMMISSION
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ONYX SOFTWARE CORPORATION
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Filed by Onyx Software Corporation pursuant to Rule 14a-12 of the Securities Exchange Act of 1934
Subject Company: Onyx Software Corporation
Commission File No.: 0-25361

On June 6, 2006, Onyx Software Corporation sent the following Employee Question & Answer memorandum to its employees.
EMPLOYEE QUESTION & ANSWER

No:	Question:	Answer:
1.	What has been announced?	Onyx announced that it has entered into a definitive agreement to be acquired by the holding company of Made2Manage Systems, a private firm owned by Battery Ventures and Thoma Cressey Equity Partners, in an all-cash transaction valued at $4.80 per share, or approximately $92 million. As a result, Onyx will become a private company.

2.	Who are the companies involved in the transaction?	About Made2Manage Systems
 Made2Manage Systems is the operating company of M2M Holdings Inc., a holding company jointly owned by Battery Ventures VI, L.P. and Thoma Cressey Equity Partners. Made2Manage Systems has a 20-year history of helping companies achieve and sustain productive operations, satisfied customers, and profitable results through technology and services. The enterprise software and services provider is dedicated to becoming a valued business partner by helping each and every customer continuously improve their business processes over time. Toward this mission, Made2Manage Systems invests in the people, processes, technology and tools needed to provide its customers with a unique combination of customer-centric business practices; product fit; a broad range of consulting, IT and business services; and market and industry expertise. Made2Manage Systems currently serves more than 2,200 customers across a variety of manufacturing and distribution industries in 20 countries from 13 regional offices across North America, Europe and Asia.

About Battery Ventures
 Founded in 1983, Battery Ventures is a leading venture capital firm focused on investing in technology companies at all stages of growth from seed to later stage and tech buyouts. With a team experienced investment professionals, Battery leverages its people, expertise and capital to help guide companies to category dominance. The firm has invested in over 180 companies worldwide across information technology industries. From its offices in Boston, Silicon Valley and Israel the partnership manages over $2 billion in committed capital.

About Thoma Cressey Equity Partners
Thoma Cressey Equity Partners (TCEP) is a leading private equity investment firm that has been providing equity and strategic support to experienced management teams building growing companies for more than 25 years. The firm originated the concept of “industry consolidation” or “buy and build” investing, which seeks to create value through the strategic use of acquisitions to accelerate business growth. TCEP pursues an investment strategy of identifying high-potential industry sectors and partnering with top executives to invest in businesses that can grow both organically and through acquisitions. Through a series of eight private equity funds, TCEP has invested more than $2.0 billion of equity capital and currently manages more than $1.75 billion. TCEP’s investment focus is on companies in the software, healthcare, business services and consumer products industries. In the software industry, TCEP has completed 21 acquisitions across seven platform companies with total revenues in excess of $1.3 billion.
Onyx Confidential and Proprietary

No:	Question:	Answer:
3.	What is Onyx’s goal in this acquisition and why is it a good thing?	Onyx’s fiduciary responsibility is to maximize value for shareholders and this transaction achieves liquidity at a premium to Onyx’s recent trading prices. The $4.80 per share cash price represents a premium over the previous day’s stock price, as well as over the 30-day, 90-day and one-year average stock price.

Onyx also believes that this transaction will enable Onyx’s continued growth in the enterprise CRM market. Its association with investors who have significant financial resources will enable the company to focus on its strategy, which may include future acquisitions. This transaction also will cause immediate savings by eliminating many of the costs associated with being a public company.

We firmly believe that the new investors are committed to helping Onyx reach its stated goals in the market and have the experience and financial backing to make it happen.

We intend to remain committed to our current product direction and to our customers and partners.

Backed by investors with proven industry consolidation experience, Made2Manage will continue to seek growth in the CRM market.

Onyx will be a separate business unit of Made2Manage Systems, which operates different business units that are focused on their particular markets and are managed by dedicated employees and management . This structure will allow Onyx to continue to focus on its core market. Made2Manage Systems is excited at the opportunity to extend its reach into the enterprise CRM market, and believes that Onyx’ software platform could eventually provide the basis for further extensions of CRM software into their manufacturing and distribution installed base.

4.	When is this supposed to happen?	Onyx is required to proceed with the customary closing process, including filing a proxy with the SEC, holding a shareholder meeting, and meeting certain regulatory requirements. The parties anticipate completing the transaction in the third quarter of 2006.

5.	When did the discussions begin?	As you know we engaged Piper Jaffray and have been engaged in a process of assessing our strategic alternatives. Additional details regarding the background of the merger will be set forth in the proxy statement.

6.	How much is Onyx selling for?	M2M will acquire all the outstanding capital stock of Onyx Software Corporation for $4.80 per share, subject to Onyx shareholder approval, customary closing conditions and fulfilling certain regulatory requirements. Onyx will file a proxy statement with the SEC with additional details of the transaction and schedule a shareholder vote following completion of SEC review. A free copy of the proxy statement, as well as other filings containing information about Onyx Software, will be available at the SEC Internet site, www.sec.gov.
Onyx Confidential and Proprietary

No:	Question:	Answer:
7.	When will this be announced to the public? Can we talk about this? Can we trade in Onyx stock?	A press release announcing the transaction went out at 4:50 am PDT (6-6-2006). You are free to talk about the transaction, however you need to limit your comments to publicly available information and written information that we have provided to you. Press queries should be forwarded to Bob Craig and investor questions to Rosemary Moothart.
You may not trade in Onyx stock for 48 hours, and of course you may not trade at anytime that you are in possession of material nonpublic information. Please contact Bob Chamberlain if you have any questions about your ability to trade.

8.	Why weren’t the employees informed of such an important decision?	Unfortunately it is not possible to disclose the status of this type of transaction until it is publicly announced. This is the first opportunity we have had to discuss this with you and the public.

9.	Did you explore other M&A alternatives?	As you know, we engaged Piper Jaffray and have been engaged in a process of assessing our strategic alternatives.

10.	Did you consider non-cash offers which might have allowed further upside for shareholders?	The Onyx board considered an appropriately wide set of viable options with advice from Piper Jaffray and has pursued what it believes to be the best outcome for its shareholders. Additional details regarding the background of the merger will be set forth in the proxy statement.

11.	Did you engage with CDC to see if they would improve their offer?	CDC’s public expressions of interest were, of course, considered and addressed appropriately in the process that we and the Board engaged in with Piper Jaffray, but there has been no change in the offer they publicly announced in March. Additional details regarding the background of the merger, including our contacts with CDC as well as with other potential parties, will be set forth in the proxy statement.

12.	Is the acquiring company planning layoffs?	The management of M2M is reviewing Onyx’s business, processes, resource requirements, and taking time to meet with employees. It is expected that between signing and closing that decisions about each person’s role would be made.

13.	Will displaced Onyx employees receive severance packages?	Although we cannot speculate about a reduction in force, we can confirm that if any employee’s position were eliminated, that person would receive a severance package. It is possible that some employees could be asked to work for a transition period. Again, no decisions will be made until the business has been fully analyzed. We assure you of our commitment to continue treating all our employees with fairness and respect.

14.	Will my compensation package change as a result of the acquisition?	We are still planning to conduct our performance reviews in July and August. As usual, Onyx employees will be eligible for merit increases to base salaries. More details will be announced in July. Otherwise, there are no planned changes to our compensation packages.

15.	Will my benefits change as a result of the acquisition?	There are no planned changes to our benefit packages while we finalize the transaction. However, we have our annual benefit renewal on September 1st and there could be changes associated with that renewal of our providers.

16.	What happens to my stock options, restricted stock awards and/or ESPP stock?	Outstanding stock options and restricted stock awards vest fully (subject to and concurrent with the closing of the transaction) and will be cashed out based upon a value of $4.80 per share upon closing of the deal. Any shares of Onyx stock you have purchased through ESPP will also be purchased at a price of $4.80 per share.

17.	Who do I report to?	You continue to work for your current manager. We have lots to do this quarter and for the rest of 2006 around new products, delivering on customer projects and in driving our revenue across the changes with you as we know more. It is possible that upon closing, some reporting relationships could change.
Onyx Confidential and Proprietary

No:	Question:	Answer:
18.	How will the companies operate?	Onyx will be a separate business unit of Made2Manage Systems, which operates different business units that are focused on their particular markets and are managed by dedicated employees and management . This structure will allow Onyx to continue to focus on its core market. Made2Manage Systems is excited at the opportunity to extend its reach into the enterprise CRM market, and believes that Onyx’ software platform could eventually provide the basis for further extensions of CRM software into their manufacturing and distribution installed base.

19.	Where will Onyx be based?	We will continue to be headquartered in Bellevue.

20.	How will the acquisition impact my job?	Until the deal has closed, it is business as usual. We expect that there will be decisions made in the weeks ahead and we will communicate them with you as we know more. Until then, please surface any questions or concerns to your manager. The commitment from both companies is to get information and answers back to you in a timely manner.

21.	I’m on a work visa with Onyx, will Made2Manage Systems guarantee me a new visa?	We won’t know this answer for each person involved until we are through the review and merger planning process.

22.	Will Made2Manage Systems apply for a green card on my behalf?	We won’t know this answer for each person involved until we are through the review and merger planning process.

23.	What is happening to the Onyx Management Team?	Once the transaction closes, Onyx would become a separate business unit of Made2Manage Systems, which operates different business units that are focused on their particular markets and are managed by dedicated employees and management. The management of the acquiring company is reviewing Onyx’s business, processes and resource requirements and of course, they will be taking the time to meet the key employees. It is expected that between signing and closing that decisions about each person’s role would be made.

24.	What about projects we are working on?	It is important that you remain focused on your customers and projects. This is key in making this transition a successful one and we’re counting on you for support. We encourage you to consult with your manager if you have specific questions regarding current or future projects.

25.	How will this affect Onyx’s Partners and our partner strategy?	Onyx will operate business as usual with partners. As such, Onyx will continue to be squarely focused on delivering exceptional products and service to its alliance partners, as well as maintain its commitment to developing great products supported by the backing of strong financial investors. Backed by technology-focused investors with proven industry consolidation experience, Onyx will continue to seek growth in the CRM market.

26.	How will this affect Onyx’s services strategy?	We need to continue to execute against the plans we have in place now and we believe that having a stronger company will enhance our current strategies.

27.	Have we notified our customers? What do we say to them when they call?	Communications to customers, prospective customers and partners will go out over the next few days. We will also post a letter on our website. The key messages are important to share with our customers.

28.	Is all of R&D going to be outsourced?	No. All of R&D is not going to be outsourced.

29.	Is R&D moving to India?	There are no plans to move R&D to India.

Onyx Confidential and Proprietary

No:	Question:	Answer:
30.	How will this affect Onyx’s product development plans?	Onyx intends to continue its current product roadmap. At this time, no changes to the product strategy have been contemplated

31.	How does this change Onyx’s previously stated strategies?	It doesn’t. In fact, this transaction represents an endorsement of Onyx’s strategy to enhance its market share in the CRM space.

32.	How will this change Onyx’s international footprint?	Onyx’s Bellevue-based headquarters, as well its regional offices throughout the globe, will continue to operate as usual under the current leadership. The management of Made2Manage Systems is analyzing Onyx’s business, processes and resource requirements. Once they have conducted their review by the time of closing, they will be able to make decisions regarding resources. However, our global footprint appears to be in line with Made2Manage direction.
Onyx Confidential and Proprietary
Additional Information About the Proposed Transaction and Where to Find It
In connection with the proposed transaction, Onyx will file a proxy statement with the Securities and Exchange Commission, or SEC. Investors and security holders are advised to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information about the proposed transaction and Onyx. Investors and security holders will be able to obtain a free copy of the proxy statement (when available) and other documents filed by Onyx from the SEC Web site at www.sec.gov.
Onyx’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Onyx in connection with the proposed transaction. A description of certain of the interests of directors and executive officers of Onyx is set forth in the proxy statement for Onyx’s 2006 annual meeting of shareholders, which was filed with the SEC on April 28, 2006. Investors and security holders may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed transaction when it becomes available.